                                                                      EXHIBIT 15

                             NORWEST ADVANTAGE FUNDS
                                DISTRIBUTION PLAN

                                 August 1, 1993
                           As Amended January 29, 1996

     This Distribution Plan (the "Plan") is adopted by Norwest Funds (the "Trust") with respect to the shares of each class (the "Shares") of each of the Funds identified in Appendix A attached hereto (individually a "Fund" and collectively the "Funds") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

SECTION 1.  DISTRIBUTION RELATED SERVICES

     Each entity selected from time to time to act as principal agent for the Trust for the distribution of Shares of a Fund (each, a "Distributor" and collectively, the "Distributors") will provide the Funds with distribution-related services that are primarily intended to result in the sale of Shares, including, but not limited to, compensation of employees of each such Distributor, compensation and expenses, including overhead and telephone and other communication expenses, of each such Distributor and other broker-dealers, banks and other financial intermediaries that engage in or support the distribution of Shares, the preparation, printing and distribution of prospectuses, statements of additional information, sales literature and advertising materials relating to the Shares, and such other promotional activities in such amounts as each such Distributor deems necessary or appropriate.

SECTION 2.  COMPENSATION

     Each Fund will pay to or on the order of, each entity, that has served from time to time as Distributor, a distribution services fee composed of (i) a sales commission equal to such percentage as may be determined from time to time by the Trustees (such determination to be evidenced by the distribution servicing agreement between such Distributor and the Trust (each a "Distribution Agreement")) not in excess of the percentage permitted by law of the amount received by the Fund for each Share sold (excluding reinvestment of dividends and distributions) prior to the termination of the Distribution Agreement and
(ii) a separate interest fee (calculated in accordance with Section 3(c) hereof) to be paid in the manner set forth in, and subject to the terms of, this Plan. The amount of the sales commission with respect to a Fund shall be established from time to time by vote or other action of a majority of (i) the Trustees and
(ii) those Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"). All sales commissions paid hereunder with respect to a Fund shall, unless otherwise expressly required by an applicable rule or regulation of the Securities and Exchange Commission ("Commission"), be charged to the capital of the

Fund attributable to the Shares. The separate interest fee paid hereunder with respect to a Fund shall, unless otherwise expressly required by an applicable rule or regulation of the Commission, be charged to the operating expenses of the Fund attributable to the Shares. All distribution services fees are being paid to each Distributor in consideration for the distribution services furnished by each such Distributor in connection with the distribution of shares of a Fund, including the payment of compensation to broker-dealers, banks and other financial intermediaries selling Shares of such Fund.

SECTION 3.  PAYMENT TO THE DISTRIBUTOR

     (a) Subject to the provisions of Sections 9 and 11 hereof, the amount of the distribution services fee payable pursuant to Section 2 in respect of Shares of each Fund shall be paid by the Trust in respect of such Fund to the Distributor in respect of such Shares or, if more than one institution has acted or is acting as Distributor in respect of such Shares, then the amount of the distribution services fee payable pursuant to Section 2 in respect of such Shares shall be paid to each such Distributor in proportion to the number of such Shares sold by or attributable to such Distributor's distribution efforts in respect of such Shares in accordance with allocation provisions (the "Allocation Procedures") set forth in such Distributor's Distribution Agreement (the "Allocable Portion") notwithstanding that such Distributor's Distribution Agreement with the Trust may have been terminated. A Distributor shall be deemed to have fully earned its Allocable Portion of distribution services fees upon the sale of each Commission Shares (as defined in the Allocation Procedures) taken into account in computing its Allocable Portion.

     (b) Payment of the distribution services fee by the Trust in respect of each Fund shall be spread over a period of time, and the aggregate amount of all such payments during any fiscal year of the Trust shall not exceed 0.75% of the average daily net assets of the Fund attributable to the Shares for such year, computed in accordance with the governing documents of the Trust and applicable votes and determinations of the Trustees of the Trust. Accordingly, each Fund shall accrue distribution services fees on a daily basis at the rate of 0.75% per annum of the daily net assets of the Fund attributable to the Shares. The amount of such distribution services fees in respect of a Fund shall be determined daily with respect to such Fund, but Distributors for such Fund shall not be entitled to any amount with respect to any day on which there exist no outstanding Uncovered Distribution Charges, as defined below, attributable to such Fund. The amount of such Uncovered Distribution Charges shall be calculated daily. Subject to such limitations, the Trust shall pay each Distributor its Allocable Portion of the accrued and unpaid distribution services fee at least monthly and no later than the 10th day following the end of the calendar month of accrual.

     (c) For purposes of calculating Uncovered Distribution Charges in respect of any Fund, Distribution Charges attributable to such Fund shall be the aggregate of (i) all sales commissions attributable to the Fund that each Distributor is entitled to be paid pursuant to Section 2 hereof since inception of this Plan through and including the day next preceding the date of calculation and (ii) an amount equal to the aggregate of all separate interest fees referred to below that are attributable to such Fund that each Distributor is entitled to be paid pursuant to Section 2 hereof since inception of this Plan through and including the day next preceding the date of calculation. From Distribution Charges attributable to such Fund as so computed there shall be subtracted with respect to each Fund (i) an amount equal to the aggregate amount of distribution services fees paid pursuant to this Section 3 in respect of such Fund since inception of this Plan through and including the day next preceding the date of calculation and (ii) an amount equal to the aggregate amount of all contingent deferred sales charges paid by such Fund to each Distributor since inception of this Plan through and including the day next preceding the date of calculation. If the result of such subtraction is a positive amount, a separate interest fee (computed at the rate of 1% per annum above the prime rate (being the base rate on corporate loans at large U.S. money center commercial banks) then being reported in the Eastern
Edition of the Wall Street Journal or if such prime rate is not so reported such other rate as may be designated from time to time by vote or other action of a majority of (i) the Trustees and (ii) the Rule 12b-1 Trustees shall be computed on such amount and added to such amount, with the resulting sum constituting the amount of outstanding Uncovered Distribution Charges attributable to such Fund with respect to such day for all purposes of this Plan. The amount of distribution services fee to be accrued or paid in respect of a Fund to the Distributors with respect to any day shall be the lesser of the Uncovered Distribution Charges attributable to such Fund with respect to that day and the maximum distribution services fee payable to the Distributors by such Fund with respect to that day. The amount of such distribution services fees, as so determined, shall first be applied and charged to all unpaid sales commissions attributable to such Fund, and the balance, if any, shall then be applied and charged to all unpaid interest fees attributable to such Fund.

SECTION 4.  ASSIGNMENT

     (a) Any Distributor may assign, transfer or pledge ("Transfer") to one or more designees (each an "Assignee"), its rights to all or a designated portion of its Allocable Portion of the distribution services fee relating to any Fund from time to time (but not such Distributor's duties and obligations pursuant hereto or pursuant to any Distribution Agreement), free and clear of any offsets or claims the Trust may have against such Distributor. Each such Assignee's interest in a specific designated portion of a Distributor's Allocable Portion of the distribution services fee relating to any Fund transferred in a Transfer is hereafter referred to as an "Assignee's Portion." A Transfer pursuant to this Section 4(a) shall not reduce or extinguish any claims of the Trust against the Distributor.

     (b) Each Distributor shall promptly notify the Trust in writing of each such Transfer by providing the Trust with the name and address of each such Assignee and request the Trust to pay such Assignee's Portion to such Assignee. In accordance with such request, the Trust shall pay to such Assignee such Assignee's portion.

     (c) Alternatively, in connection with a Transfer, a Distributor may direct the Trust to pay all of such Distributor's Allocable Portion of the distribution services fee relating to any Fund from time to time to a depository or collection agent designated by any Assignee, which depository or collection agent may be delegated the duty of dividing such Distributor's Allocable Portion of the distribution services fee relating to any Fund between the Assignee's Portion and the balance of such Distributor's Allocable Portion (such balance, when distributed to such Distributor by the depository or collection agent, the "Distributor's Share"), in which case no portion of the Distributor's Share may be subject to offsets or claims the Trust may have against such Distributor, until and unless such Distributor's Share has been paid to such Distributor by such depository.

SECTION 5.  CONTINGENT DEFERRED SALES CHARGES

     Each Distributor shall be entitled to receive all contingent deferred sales charges imposed with respect to any early redemption of the Shares of any Fund that are sold while this Plan or the Distribution Agreement between such Distributor and the Trust is in effect. If there exist no Uncovered Distribution Charges attributable to a Fund on the day on which any such contingent deferred sales charge is imposed on Shares of that Fund and either this Plan or the Distribution Agreement is in effect, the amount of such contingent deferred sales charge shall be used to reduce any distribution services fees which may otherwise be payable by the Fund to Distributors in the future pursuant to the Plan.

SECTION 6.  MAINTENANCE FEES

     In addition to the payments of distribution services fees to the Distributor as provided for in Section 3 hereof, each Fund will pay to the Distributor each month for providing services to shareholder accounts a maintenance fee with respect to the Shares of the Fund in an amount equal to, on an annualized basis, 0.25% of the average daily net assets attributable to the Shares of the Fund.

SECTION 7.  ASSUMPTION OF UNCOVERED DISTRIBUTION CHARGES

     With respect to the Shares of each Fund identified in Appendix B attached hereto, upon approval of the Rule 12b-1 Trustees, a Fund may assume and pay to the Distributors or their Assignees, as appropriate, the Uncovered Distribution Charges of any other registered investment company or series thereof, or any other amounts expended for distribution on behalf of such registered investment company or series and not reimbursed or paid by such registered investment company or series, upon the merger or combination with or acquisition of substantially all of the assets of that registered investment company or series by the Fund. Payments by a Fund pursuant to this Section 7 are subject to all of the terms and conditions of this Plan.

SECTION 8.  NO OTHER PAYMENTS

     No Fund is obligated to pay any expense of distribution or maintenance of shareholder accounts in excess of the distribution services fee and maintenance fee described in Sections 3 and Section 6, respectively, hereof. The amount of distribution services fees, maintenance fees and contingent deferred sales charges payable to any Distributor with respect to Shares of a Fund is not related directly to the amount of expenses incurred by such Distributor in connection with providing distribution services and personal services to the Shares of the Fund, which expenses may be greater or less than those fees and charges. The Fund will not be obligated to reimburse any Distributor for those expenses.

SECTION 9.  AGREEMENTS BY THE DISTRIBUTOR

     Payments to broker-dealers, depository institutions and other financial intermediaries for the purposes set forth in Section 1 hereof are subject to the terms and conditions of the written agreements between the Distributor and each broker-dealer, depository institution or other financial intermediary. These agreements will be in a form satisfactory to the Trust's Board of Trustees (the "Board").

SECTION 10.  REVIEW AND RECORDS

     (a) The Trust and the Distributor will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports complying with the requirements of Rule 12b-1 setting forth all amounts expended hereunder and identifying the amounts paid to agents upon issuance of the Shares.

     (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

SECTION 11.  EFFECTIVENESS, DURATION AND TERMINATION

     (a) This Plan will become effective on the date hereof and, with respect to any Fund created subsequent to the date hereof, on the date the Board adopts this Plan with respect to that Fund.

     (b) This Plan will remain in effect with respect to each Fund for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with its terms and shall continue in effect thereafter, provided that such continuance is specifically approved at least annually by a majority of the Board, including a majority of the Rule 12b-1 Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     (c) The Plan may be terminated without penalty at any time with respect to a Fund by (i) a vote of a majority of the Rule 12b-1 Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund. This Plan may remain in effect for the Shares of any particular Fund even if the Plan has been
terminated for Shares of one or more other Funds.   A termination of this Plan
with respect to any or all Shares of any or all Funds shall not affect the obligation of the Trust to withhold and pay to any Distributor contingent deferred sales charges to which such Distributor is entitled pursuant to any Distribution Agreement.

     (d) Notwithstanding anything to the contrary contained herein, the Trust may agree with any Distributor that, so long as no Complete Termination (as defined in Section 11(e) hereof) of this Plan has occurred and is continuing, payments of such Distributor's Allocable Portion of the distribution services fees will continue to be made to or at the direction of such Distributor notwithstanding either the termination of the Distribution Agreement with such Distributor, the termination of the role of such Distributor as Distributor hereunder or the termination of this Plan.

     (e) For purposes of this Section 11 a "Complete Termination" of this Plan in respect of any Fund shall mean a termination of this Plan in respect to such Fund so long as: (i) the 12b-1 Trustees of the Trust shall have acted in good faith and shall have determined that such termination is in the best interest of the Trust and the shareholders of such Fund; (ii) the Trust does not alter the terms of the contingent deferred sales charges applicable to Shares outstanding at the time of such termination; (iii) unless the applicable Distributor at the time of such termination was in material breach under the Distribution Agreement in respect of such Fund, the Trust shall not, in respect of such Fund, pay to any person or entity, other than such Distributor or its Assignee, either the asset based sales charge or the service fee (or any similar fee) in respect of Shares taken into account in computing such Distributor's Allocable Portion; and
(iv) this Plan is terminated for such Shares and such Fund has not adopted a distribution plan relating to any "Similar Class" of shares of such Fund. For purposes of determining whether any termination of this Plan for the Shares of a Fund is a Complete Termination, a "Similar Class" is any class of shares of such Fund that has a sales load structure substantially similar to that of the class for which this Plan was terminated taking into account the total sales load borne directly or indirectly by holders of such class of shares including commissions paid directly by such holders to brokers on issuance of shares of such class, asset based sales charges paid by the Fund and allocated to shares of such class, contingent deferred sales charges payable by holders of shares of such class, installment or deferred sales charges payable by holders of shares of such class, and similar charges borne directly or indirectly by holders of shares of such class. A class of shares would not be considered substantially similar to the Shares if (i) a front end sales charge is paid by the purchaser; or (ii)(A) the shares are purchased at net asset value, (B) any commission to any selling agent(s) on issuance of the shares does not exceed 1.0% of the purchase amount, (C) the period during which any contingent deferred sales charge applies does not exceed 12 months from the purchase date, and (D) there is no other sales load feature borne directly or indirectly by holders of such class of shares.

     (f) In the event of a termination of this Plan with respect to any Fund (other than a Fund listed on Appendix B) that does not constitute a Complete Termination because the termination does not satisfy clause (ii), (iii) or
(iv) of the definition of Complete Termination set forth in paragraph (e) above, the Fund shall continue to pay distribution services fees as provided herein until the earlier of (i) four years after the date of such termination or discontinuance or (ii) such time as there exist no outstanding Uncovered Distribution Charges attributable to the Fund.

SECTION 12.  AMENDMENTS

     The Plan may be amended with respect to a Fund at any time with the approval of the Board, provided that (i) any material amendments to the terms of the Plan will become effective only upon approval by a majority of the Board, including a majority of the Rule 12b-1 Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (ii) any amendment to increase materially the amount expended with respect to a Fund for sales commissions or distribution services fees pursuant to the Plan will be effective as to the Fund only upon the additional approval by a vote of a majority of the outstanding voting securities of such Fund. For purposes of this Section 11, an amendment to any Distribution Agreement providing for an increase in the distribution services fees or aggregate fees with respect to a Fund from an annual rate of 0.75% of the average daily net assets of the Fund attributable to the Shares will be deemed an amendment to the Plan which increases materially the amount which may be spent by that Fund pursuant to the Plan.

SECTION 13.  SELECTION OF RULE 12b-1 TRUSTEES

     While the Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees will be committed to the discretion of the Rule 12b-1 Trustees.

SECTION 14.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under the Plan.

SECTION 15.  MISCELLANEOUS

     (a) The terms "majority of the outstanding voting securities" and "interested person" shall have the meanings ascribed thereto in the Act.

     (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

     (c) Section headings in this Plan are included for convenience only and are not to be used to construe or interpret the Plan.

                             NORWEST ADVANTAGE FUNDS
                                DISTRIBUTION PLAN

                                 August 1, 1993
                           As Amended January 29, 1996

                                   APPENDIX A
                     Shares of Funds Covered Under the Plan



     Fund                               Class
     ----                               -----
     Ready Cash Investment Fund         Exchange Shares

     ValuGrowth Stock Fund              Investor B Shares
     Income Stock Fund                  Investor B Shares
     Small Company Growth Fund          Investor B Shares
     Contrarian Stock Fund              Investor B Shares
     Government Income Fund             Investor B Shares
     Income Fund                        Investor B Shares
     Tax-Free Income Fund               Investor B Shares
     Adjustable U.S. Government
       Reserve Fund                     Investor B Shares
     Total Return Bond Fund             Investor B Shares
     Minnesota Tax-Free Fund            Investor B Shares
     Colorado Tax-Free Fund             Investor B Shares
     Arizona Tax-Free Fund              Investor B Shares
     Stable Income Fund                 B Shares
     Income Equity Fund                 B Shares
     Diversified Equity Fund            B Shares
     Intermediate U.S.
       Government Fund                  B Shares
     Growth Equity Fund                 B Shares

                             NORWEST ADVANTAGE FUNDS
                                DISTRIBUTION PLAN

                                 August 1, 1993
                           As Amended January 29, 1996

                                   APPENDIX B
                     Shares of Funds Covered Under the Plan


          Stable Income Fund                      B Shares
          Income Equity Fund                      B Shares
          Diversified Equity Fund                 B Shares
          Intermediate U.S.
            Government Fund                       B Shares
          Growth Equity Fund                      B Shares